Exhibit 10.II.G

Buenos Aires,

Messrs

CARGILL S.A.C.I.

Leandro N. Alem 928 Piso 9

Ciudad Autónoma de Buenos Aires

Dear Sirs,

In our capacity as Agents of MOSAIC DE ARGENTINA S.A., hereinafter referred to as “Mosaic”, domiciled at Leandro N. Alem 928, 9° floor, City of Buenos Aires, we hereby write to you, hereinafter referred to as “Cargill”, in order to submit the following Business Proposal, hereinafter the “Proposal”, comprising a proposal for supplying the services detailed below.

1. Background

I. Cargill’s core business is the production, processing, marketing and export of grain and oilseeds in Argentina.

II. Mosaic’s core business is the manufacture, production, fractioning, bottling, marketing and distribution of fertilizers in Argentina.

Cargill proceed to spin off from Cargill the activity specifically related to crops nutrition, as well as the assets and liabilities specifically allocated to or originated from said activity, thus creating the Corporation named Mosaic de Argentina S.A.

IV. Cargill, in relation to the origination of grain and oilseeds, provides producers who supply grain and oilseeds with inputs of several nature, such as but not limited to fertilizers and agrochemicals, under barter contracts.

V. Cargill has transferred the know how corresponding to the activity specifically referred to crop nutrition to Mosaic, which at present has all the experience and resources needed to render services related to the above mentioned activity that may help to enhance and improve the provision and marketing of inputs such as fertilizers in relation to the grain and oilseeds origination under barter contracts.

2. Mosaic hereby offers to render Cargill -in case you agree with this proposal—the services related to the purchase, import, storage, transportation, distribution, marketing and sale of fertilizers and/or agrochemicals, as described in the list of services and prices contained in Exhibit I, which forms part of the Proposal hereof:

In the event you accept the present Proposal, the following provisions shall apply:

SECTION ONE: If accepted, the Proposal hereof, shall be in force for a period of twenty four (24) months, provided always this proposal is implicitly accepted by you, by means of submitting the first service request, under the terms and conditions therein. In such event, we will understand that, effective from the date you make said request, the Proposal shall be deemed a valid and effective Agreement.

SECTION TWO: In all events, Mosaic shall have the exclusive right to appoint the staff, being professional, technical and/or administrative, to provide the services hereof.

Besides, Mosaic may appoint a coordinator, in order to centralize all the requests for services.

Mosaic shall be exclusively liable for the labor and social security obligations relative to said personnel, undertaking the obligation to hold Cargill harmless against claims arising from labor or social security issues.

SECTION THREE: In consideration for the services rendered, Mosaic shall receive the amounts stated in the list of prices described in Exhibit I hereof, plus VAT (Value Added Tax).

For the purposes of receiving the fees, Mosaic shall bill Cargill, on a monthly basis, and Cargill shall make payments within seven (7) days after receiving the relevant invoice.

The fees mentioned above are based on the detail of services and prices included in Exhibit I hereof, and comprise only the provision of the services specifically enumerated in said Exhibit. The fees agreed upon do not include the development of systems, which shall be separately agreed upon and billed by the Parties.

SECTION FOUR: Mosaic in no way assures any results to Cargill, and does not undertake responsibility for any result whatsoever, such as but not limited to economic and/or financial results of its services, provided always the final decision shall only and exclusively be taken by Cargill according to its own criterion, and under its responsibility and risk, and under no circumstance whatsoever it shall be construed that the services provided by Mosaic imply more than a non-biding direction or counseling among different alternatives, the final choice thereof shall correspond to Cargill, being therefore an obligation of means and not and obligation of results.

SECTION FIVE:

1.	In the event there are additional services requests during the validity hereof, and said services may be provided by Mosaic, both Parties shall negotiate inclusion thereof, determining the relevant terms and conditions and prices.

2.	In relation to the upgrade of Mosaic proprietary software systems used for the provision of the services hereof, in relation to which Mosaic is the owner of the intellectual property rights thereto, or the grantee of the licenses under the use thereof, Cargill shall accept any upgrade thereof and shall pay the corresponding proportional cost. Cargill may not install any software that may interfere with the Mosaic systems and software without the previous written authorization from Mosaic. Cargill is not granted the right to distribute, copy, perform works derived from, or modify any licensed software or system whatsoever. Unless otherwise provided for herein, no license or right whatsoever is hereunder granted to Cargill, by implication or otherwise, with respect to or under any intellectual property right, intellectual property application, patent application, patent, patent claim, know-how, business secrets or other property rights owned by Mosaic, and Mosaic hereby reserves all intellectual and industrial property rights. Besides, Mosaic shall provide services to Cargill by means of the systems, which shall be operated exclusively by Mosaic personnel.

In the cases of services provided using such systems, all tasks shall be performed by Mosaic personnel, and therefore the parties agree that, within 60 (sixty) days from acceptance hereof, they shall take all the steps and implement all that may be necessary for a correct and normal service provision to Cargill, including without limitations definition of procedures, lists and supporting worksheets.

3. The information hereinafter referred to as “Mosaic Confidential Information” shall include, without limitations, any and all Mosaic information derived from Mosaic’s performance pursuant to this Proposal, (I) any and all data and information that may be found as a result of access to the Mosaic Network, whether oral, written or in an electronic mode, among others; to the Mosaic employees; research, engineering and development of activities; data processing research and methods; manufacture; marketing; merchandising; data on prices, costs, suppliers, customers and any other data that may be available to Cargill through the Mosaic Network., (II) all Access Codes, and (III) the operation and functionality of Mosaic Network, (IV) Mosaic’s Know how, (V) any and all data owned by Mosaic, (VI) intellectual property under Mosaic’s systems and programs, including information, computer records, specifications, processes, documentation, techniques and ideas. The Mosaic Confidential Information shall include all data supplied by third parties to Mosaic.

4. Cargill Confidentiality Obligation. During the effective period hereof and further on, Cargill shall not provide or disclose Confidential Information of Mosaic, as defined in Paragraph 3 hereof, to third parties, nor shall it use such information for itself, nor shall it reproduce or copy it without Mosaic’s prior written authorization. Cargill Obligations are everlasting and shall survive after termination hereof. Cargill undertakes to follow the same procedure to guarantee compliance of the requirements detailed in this Paragraph, in order to protect the confidentiality of the information generated from the reports or data contained in the Mosaic Network, which undertaking shall include the limitation of the disclosure of Confidential Information of Mosaic to employees who have a reasonable need to know it, and who are aware of the obligation to preserve confidentiality of such Mosaic Confidential Information. Cargill shall take all the actions necessary to inform its employees, and/or contractors, and/or sub-contractors, and/or any other person appointed by Cargill, about the obligations set forth herein. Mosaic is hereby authorized, at its discretion, to supervise the procedures used by Cargill to comply with the obligations hereunder. Upon the termination of this Offer, and upon Mosaic’s request, Cargill shall return or destroy all the Confidential Information. The Confidential Information shall only be used in relation hereto; Cargill shall not use it in any other way, provided always Mosaic has reserved all the rights that are not specifically granted herein in relation to its Confidential Information.

5. Cargill Obligations. Cargill shall indemnify Mosaic against any damage it may suffer, arising out of any claim, loss, direct or indirect damage, fine, penalty, cost and expense resulting from: (i) Cargill’s misuse of the Mosaic Network, including any intentional or negligent act or omission, (II) Cargill misuse, including any intentional or negligent act or omission, related to the Confidential Information of Mosaic, (III) Claims or demands made by third parties to Mosaic derived directly or indirectly from the use of the Network by Cargill, (IV) Breach of any other obligation hereof. Besides, Mosaic shall not be responsible for any direct or indirect damage held by Cargill due to the latter’s inability to use the Mosaic Network or confidential information.

In case any employee and/or contractor, and/or subcontractor, and/or person appointed by Cargill may disclose all or part of the Mosaic Confidential Information they have access to pursuant hereto, Cargill shall pay, solely upon Mosaic’s request, all indirect or consequential damages incurred by Mosaic and/or third parties.

6. The information hereinafter referred to as “Cargill Confidential Information” shall include, without limitations, any and all Cargill information derived from the performance hereof, (I) any and all data and information that may be found as a result of access to the Cargill Network, whether oral, written or in an electronic mode, among others; to the Cargill employees; research, engineering and development of activities; data processing research and methods; manufacture; marketing; merchandising; data on prices, costs, suppliers, customers and any other data that may be available to Mosaic through the Cargill Network , (II) all Access Codes, and (III) the operation and functionality of Cargill Network, (IV) Cargill’s Know how, (V) any and all data owned by Cargill, (VI) intellectual property under Cargill’s systems and programs, including information, computer records, specifications, processes, documentation, techniques and ideas. The Cargill Confidential Information shall include any and all information supplied by third parties to Cargill.

7. Mosaic’s Confidentiality Obligation. During the effective period hereof and further on, Mosaic shall not provide or disclose Confidential Information of Cargill, as defined in Paragraph 6 hereof, to third parties, nor shall it use such information for itself, nor shall it reproduce or copy it without Cargill’s prior written authorization. Mosaic Obligations are everlasting and shall survive after termination hereof. Mosaic undertakes to follow the same procedure to guarantee compliance of the requirements detailed in this Paragraph, in order to protect the confidentiality of the information generated from the reports or data contained in the Cargill Network, which undertaking shall include the limitation of the disclosure of Confidential Information of Cargill to employees who have a reasonable need to know it, and who are aware of the obligation to preserve confidentiality of such Cargill Confidential Information. Mosaic shall take all the actions necessary to inform its employees, and/or contractors, and/or sub-contractors, and/or any other person appointed by Mosaic, about the obligations set forth herein. Cargill is hereby authorized, at its discretion, to supervise the procedures used by Mosaic to comply with the obligations hereunder. Upon the termination of this Offer, and upon Cargill’s request, Mosaic shall return or destroy all the Confidential Information. The Confidential Information shall only be used in relation hereto; Mosaic shall not use it in any other way, provided always Cargill has reserved all the rights that are not specifically granted herein in relation to its Confidential Information.

8. Mosaic’s Responsibility. Mosaic shall indemnify Cargill against any damage it may suffer, arising out of any claim, loss, direct or indirect damage, fine, penalty, cost and expense resulting from: (I) Mosaic’s misuse of the Cargill Network, including any intentional or negligent act or omission, (II) Mosaic’s misuse, including any intentional or negligent act or omission, related to the Confidential Information of Cargill, (III) Claims or demands made by third parties to Cargill derived directly or indirectly from the use of the Network by Mosaic, (IV) Breach of any other obligation hereof. In addition, Cargill shall not be responsible for any direct or indirect damage held by Mosaic due to the latter’s inability to use the Cargill Network or confidential information.

In case any employee and/or contractor, and/or subcontractor, and/or person appointed by Mosaic may disclose all or part of the Cargill Confidential Information they have access to pursuant hereto, Mosaic shall pay, solely upon Cargill’s request, all indirect or consequential damages incurred by Cargill and/or third parties.-

SECTION SIX: The Proposal herein may be unilaterally terminated by any of the Parties, without cause, by means of effective notice served on the other Party, no less than one hundred and twenty (120) calendar days of the termination date, which notice shall clearly state the decision to terminate, notwithstanding Mosaic’s collection of the fees accrued and still due.

The termination notice set forth in the first paragraph hereof shall not preclude completion of works and/or services in the process of execution, unless the Parties mutually agree otherwise, provided always Mosaic shall be entitled to bill the fees that may correspond in relation to the works mentioned above pursuant to this Offer.

In the event any of the Parties fails to comply with the obligations hereof, the non-defaulting Party may serve notice upon the defaulting party to request specific performance of the relevant obligation within ten (10) days from the effective notice of default, under penalty to terminate this Proposal and to demand indemnification for the damages incurred by the non-defaulting Party.

SECTION SEVEN: All the prices and fees set forth herein are denominated in US Dollars pursuant to Act 23,928, as amendment of Section 1198 of the Civil Code. All payments denominated in US Dollars shall be converted and performed in Pesos, at the selling exchange rate published by Banco de la Nacion Argentina as of the banking day immediately prior to the date when the payment is effected.

SECTION EIGHT: The Parties are not bound by the obligations arising from this Proposal, as accepted, when the breach of such obligations is the result of force majeure or act of God, duly proved.

SECTION NINE: In view of the nature assigned to this Proposal, neither we nor you may assign, transfer under any title, and/or grant license under the rights and/or obligations hereof, once accepted by you, to any individual or entity, without the prior consent of the other party.

SECTION TEN: Cargill address shall be: Av L.N. Alem 928, Piso 9, City of Buenos Aires; Mosaic address shall be: Avda. L.N. Alem 928, piso 9, City of Buenos Aires; where all judicial and/or non-judicial notices shall be valid.

SECTION ELEVEN: Any controversy that may arise from the commercial relationship created by your acceptance of this Proposal, its existence, validity, qualification, construction, scope and fulfillment, shall be finally resolved before the Courts of the Federal Capital [Tribunales Ordinarios de la Capital Federal], and shall be governed by the Argentine law.

By:
Name:
Title:

ANNEX I

LIST OF SERVICE TO BE RENDERED AND PRICES

SERVICES		PRICES *
1.	Commercial strategy for the purchase and sale of fertilizers	US$ 3 (Three) (*)

2.	Purchase and Forwarding management, domestic and international including the supply of the necessary Software.	US$ 5 (Five) (*)

3.	Counseling in the administration and handling of fertilizers stocks in deposit.	US$ 1 (One) (*)

4.	Utilization specific materials and equipment for the mixture and distribution of fertilizers and agrochemicals	US$ 8 (Eight) (*)

5.	Counseling on equipment maintenance	(**)

6.	General technical – agronomical counseling	(**)

7.	Specialty technical – agronomical counseling	(**)

8.	Counseling on publicity and trademarks market positioning	(**)

9.	Research and development to offer value added to the farmer acquiring fertilizers and agrochemicals	US$ 1 (One) (*)

10.	Management of goods loans to third parties	US$ 1 (One) (*)

11.	Counseling on commercial management and personnel training with prizes pursuant to objectives agreed upon between the parties.	US$ 5 (Five) (***)

All prices are in US dollar.

(*)	For each MT of fertilizer dispatched by Cargill( not include Value Added Tax)
(**)	To reason of u$s 120.- per services hour (not include Value Added Tax).
(***)	Not include Value Added Tax and the objectives will be defined by between the parties.